Exhibit 99.1

Clinical Data on OGX-427 Presented at the ASCO 2012 Genitourinary

Cancers Symposium Provide Ongoing Evidence of Hsp27 as a Potential

Therapeutic Target in Advanced Prostate Cancer

OncoGenex Announces Plans to Initiate a Phase 2 Study of OGX-427 in

Combination with Zytiga® (abiraterone) in Castrate-Resistant Prostate Cancer

Bothell, WA and Vancouver, British Columbia, February 2, 2012 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) announced today preliminary results from a Phase 2 prostate cancer study with its investigational compound OGX-427, which is designed to inhibit the production of Hsp27. Hsp27 is a cell-survival protein expressed in many types of cancers including prostate, bladder, breast and non-small cell lung cancer. Overexpression of Hsp27 is thought to be an important factor leading to the development of treatment resistance and is associated with negative clinical outcomes in patients with various tumor types.

In chemotherapy-naive patients with metastatic castrate-resistant prostate cancer (mCRPC), preliminary study results showed a higher number of patients without disease progression at 12 weeks, and greater declines in prostate-specific antigen (PSA) and circulating tumor cells (CTC) with OGX-427 plus prednisone treatment compared to prednisone alone. These data are being presented in conjunction with the American Society of Clinical Oncology (ASCO) 2012 Genitourinary Cancers Symposium held this weekend in San Francisco. Results of a Phase 1 study of OGX-427 in patients with superficial bladder cancer will also be presented at this meeting.

In the first 32 patients randomized to the mCRPC Phase 2 study, 17 patients received OGX-427 plus prednisone and 15 patients received prednisone alone. Available preliminary data are as follows:

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In the OGX-427 plus prednisone arm, 71% of patients were progression-free at 12 weeks, compared to 33% in the prednisone alone arm. The primary efficacy endpoint of this study is defined as the proportion of patients without disease progression at 12 weeks where disease progression is based on any of the following parameters: PSA levels, measurable disease, bone lesions, global deterioration or requiring palliative radiation therapy.

•	Among patients who received OGX-427 plus prednisone, 76% experienced an overall decline in PSA compared to 53% in the prednisone alone arm.

•	Forty-one percent of patients who received OGX-427 plus prednisone experienced a >50% decline in PSA, versus 20% of patients who received prednisone alone.

•	CTC declines from ≥5 to <5 occurred in 50% of patients receiving OGX-427 plus prednisone compared to 31% of those treated with prednisone alone.

•	Among the 17 patients with baseline measurable disease, 38% of patients who received OGX-427 plus prednisone (n=8) had a partial response compared to 0% in the prednisone alone arm (n=9).

•

Adverse events reported in both arms were primarily grade 1 or 2 with grade 3 or higher adverse events reported in 31% of patients in the OGX-427 plus prednisone arm and 25% in the prednisone alone arm.

•

OGX-427 infusion reactions occurred and were primarily grade 1 or 2 chills, nausea, vomiting, flushing or diarrhea. Other adverse events in 2 or more patients thought to be related to OGX-427 were fatigue, dizziness, decreased appetite, and pyrexia.

“The PSA declines, progression free survival at 12 weeks, and response rates observed thus far are supportive of OGX-427’s ability to suppress androgen receptor activity and tumor cell survival through inhibition of Hsp27,” said Dr. Kim Chi, a medical oncologist at BC Cancer Agency, British Columbia, Canada, and the primary investigator on the study. “This warrants further study, particularly in combination with other agents targeting the androgen pathway, such as abiraterone acetate.”

OncoGenex is hosting an investigator panel today (February 2, 2012) to discuss these preliminary study results as well as on-going and future development plans including an investigator-initiated, randomized, controlled Phase 2 study evaluating OGX-427 in combination with abiraterone for the treatment of mCRPC, supported in part by grant funding.

The event will be held live at 6:35pm PT in San Francisco and will also be available via live webcast. To access the event, log on to the Investor Relations page of the OncoGenex website at www.oncogenex.com. A replay will be available for approximately 90 days following the event.

About OncoGenex Pharmaceuticals

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer. OGX-427 is in Phase 2 clinical development; CSP-9222 and OGX-225 are currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial initiation and statements regarding the potential benefits and potential development of our product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that final trial results will not demonstrate the same or any potential benefit as observed in preliminary trial results, the risk that subsequent studies may not confirm earlier trial results, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for third quarter ended September 30, 2011. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Zytiga is a registered trademark of the Johnson & Johnson Corporation

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535